Atkore Inc. Announces Pricing of Notes Offering

HARVEY, Ill.--(BUSINESS WIRE)--Atkore Inc. (the “Company”) (NYSE: ATKR) today announced that it has priced its previously announced notes offering and has agreed to issue and sell $400 million aggregate principal amount of 4.25% Senior Notes due 2031 (the “Notes”). The Notes will be sold to investors at par.

The Company intends to use the net proceeds of the Notes offering to repay a portion of the amounts outstanding under its term loan facility (including accrued and unpaid interest with respect to such amounts). The Notes will be the Company’s senior unsecured obligations and will be guaranteed by each of the Company’s existing and future subsidiaries that are borrowers under or that guarantee its asset-based revolving credit facility and term loan facility. The closing of the sale of the Notes is scheduled for May 26, 2021, subject to customary closing conditions.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from such registration requirements. Accordingly, the Notes will be offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction

Media Contact:
Lisa Winter
Vice President - Communications
708-225-2453
LWinter@atkore.com

Investor Contact:
John Deitzer
Vice President - Treasury & Investor Relations
708-225-2124
JDeitzer@atkore.com